APTIMUS, INC.

                           Offer to Purchase for Cash
                                      up to
                                10,750,000 Shares
                               at $0.48 Per Share

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON
MONDAY, NOVEMBER 12, 2001, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE.")
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                                October 10, 2001

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

      Aptimus, Inc., a Washington corporation (the "Company"), is offering to purchase up to 10,750,000 shares ("Shares") of the outstanding common stock, no par value per share (the "Common Stock"), of the Company at a price of $0.48 per Share, (the "Offer Price"), upon the terms and subject to the conditions set forth in the Company's Offer to Purchase dated October 10, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

      If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's share certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in "The Tender Offer - Procedures for tendering shares" of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the DTC (as defined in the Offer to Purchase) in accordance with the DTC's procedures does not constitute delivery to the Depositary.

      The Offer is conditioned upon, among other things, any of the following events occurring after the date of the Offer to Purchase and before the Expiration Date that, in the Company's judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by the Company), makes it inadvisable to proceed with the tender offer or with acceptance for payment: (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer or (ii) in the Company's judgment, could materially and adversely affect its business, condition (financial or other), income, operations or prospects, or otherwise materially impairs in any way the contemplated future conduct of its business or materially impairs the contemplated benefits of the tender offer to it; or (b) any change or changes shall have occurred in its business, financial condition, assets, income, operations, prospects or share ownership that, in the Company's judgment, is or may be material and adverse to it. See "The Tender Offer - Conditions of the tender offer" of the Offer to Purchase.

      Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

      Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

      1.    Offer to Purchase dated October 10, 2001;

      2. Letter of Transmittal to be used by shareholders of the Company in accepting the Offer (facsimile copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares);

      3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

      4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if time will not permit all required documents to reach the Depositary by the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis;

      5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

      6.    Return envelope addressed to Mellon Investor Services LLC, as
            Depositary.

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PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
EASTERN TIME, ON MONDAY, NOVEMBER 12, 2001, UNLESS THE OFFER IS EXTENDED.
================================================================================

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

      The Company will pay no fees or commissions to any broker or dealer or other person (other than the Depositary and Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Company upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

      The Company will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

      Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                                      Very truly yours,


                                                      APTIMUS, INC.

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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY
OTHER PERSON THE AGENT OF THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.
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